Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Member
Cheniere Corpus Christi Holdings, LLC:

We consent to the use of our report included herein and to the reference to our firm under the heading ‘Experts’ in the prospectus.

Our report refers to a change in the method of accounting for income taxes.

Houston, TX
July 14, 2020